Exhibit 10.5
AGREEMENT
     This Agreement (“Agreement”) is made by and between Milan Puskar (“Mr. Puskar”) and Mylan Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”), as of September 22, 2009.
RECITALS
     WHEREAS, the Parties agree that Mr. Puskar will cease serving on the Board of Directors (the “Board”) of the Company on or before September 30, 2009 (the “Separation Date”).
     WHEREAS, in light of Mr. Puskar’s extensive knowledge and expertise and his longstanding association with the Company as an executive and a Board member, the Company desires to retain Mr. Puskar in a consulting capacity in accordance with this Agreement.
     WHEREAS, in recognition of Mr. Puskar’s commitment and service to the Company and to establish the terms for a consulting relationship, Mr. Puskar and the Company desire to set forth herein their respective rights and obligations in connection with Mr. Puskar ceasing to serve on the Board of the Company and in connection with his future consulting services.
     NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Mr. Puskar hereby agree as follows:
COVENANTS
     1. Resignation from Board. Mr. Puskar shall cease serving on the Board on or before the Separation Date.
     2. Consulting Services; Other Payments. Subject to compliance with all the terms of this Agreement:
          (a) Consulting Fees. Mr. Puskar shall provide such consulting services to the Company as the Chief Executive Officer of the Company shall reasonably request and at such times and at such locations that are mutually agreeable to Mr. Puskar and the Company; provided, however, that such consulting services to be provided by Mr. Puskar shall not unreasonably interfere with Mr. Puskar’s other business and personal commitments. In exchange for providing such consulting services during the Consulting Period, Mr. Puskar shall receive a payment of $500,000 on the Separation Date and twelve additional monthly payments of $125,000, payable in accordance with the Company’s normal payroll practices. Mr. Puskar is and shall be an independent contractor with respect to the Company for all purposes. Nothing herein shall be deemed to create an employer-employee relationship between the Company or any of its affiliates and Mr. Puskar.

          (b) Retirement Benefit Agreement. The Company shall continue to pay to Mr. Puskar amounts and provide to Mr. Puskar benefits owed to him by the Company under Articles III and V.A of the Retirement Benefit Agreement entered into between the Parties, dated January 27, 1995, as amended to date (the “Retirement Benefit Agreement”).
          (c) Continued Benefits. Following the Separation Date, Mr. Puskar and his dependents shall continue to be eligible for coverage under the Company’s health plans in accordance with the provisions of the Company’s Supplemental Health Insurance Program for Certain Officers of Mylan Inc., as applicable to Mr. Puskar.
          (d) Equity. All long-term equity incentive awards (including restricted stock units and stock options) granted to Mr. Puskar that are outstanding as of the Separation Date (“Eligible Awards”) will become vested as of the Separation Date, (ii) any Eligible Award which is a stock option shall remain outstanding and exercisable for the remainder of its term, and (iii) any Eligible Award which is a restricted stock unit shall be settled in accordance with the terms of the applicable award agreement.
          (e) Automobile. On or as soon as practicable following the Separation Date, the Company shall transfer to Mr. Puskar (for no additional consideration) the title to the automobile currently provided by the Company to Mr. Puskar for his use.
          (f) Administrative Assistance. From the date hereof through the Separation Date, the Company shall continue to provide Mr. Puskar with the use of an office and administrative assistance. Following the Separation Date, the Company shall provide up to 16 hours per week of administrative assistance by a Company employee at Mr. Puskar’s home office in Morgantown, West Virginia or such other location as is mutually agreed by the Parties.
     3. Payment of Fees and Receipt of All Benefits. Mr. Puskar acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all fees, reimbursable expenses, and any and all other benefits and compensation due to Mr. Puskar by the Company and its affiliates.
     4. Release of Claims. In exchange for the payments and benefits contained in Section 2(a), 2(d), and 2(e) of this Agreement, Mr. Puskar, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby agrees to execute (and not revoke) the release of claims attached to this Agreement as Schedule A (the “Release”) within five days following the Separation Date (the date on which the release becomes irrevocable, the “Release Effective Date”).
     5. Cooperation. Prior to the Separation Date, Mr. Puskar will cooperate in full with the Company to effect a smooth and effective transition to whomever will succeed Mr. Puskar. In addition, Mr. Puskar hereby agrees that he will cooperate reasonably, at such times as do not interfere materially with Mr. Puskar’s business or personal obligations, with any Releasees (as defined in the Release) and/or their advisors in connection with any matter that could give rise to any liability to a Releasee or their respective directors, officers or employees, including without limitation the conduct of any inquiry, examination, audit, investigation, correspondence, negotiation, dispute, appeal or litigation. Such cooperation shall include without limitation providing reasonable assistance to the directors, officers, employees and representatives of the relevant Releasees during usual business hours, subject to provision of reasonable notice. The Company shall reimburse Mr. Puskar for all reasonable expenses and costs related to providing such assistance, subject to appropriate documentation thereof. Nothing in this provision is intended to prohibit Mr. Puskar from providing complete and truthful testimony pursuant to any lawfully issued subpoena, court order, discovery demand or similar legal process.
     6. Trade Secrets and Confidential Information/Company Property; Inquiries. Prior to the Separation Date, Mr. Puskar will return all documents and other items provided to Mr. Puskar by the Company, developed or obtained by Mr. Puskar in connection with his service to the Company, or otherwise belonging to the Company, including but not limited to the personal computer(s), Blackberry, and any and all documents or electronic files. Mr. Puskar further represents that he has not misused or disclosed and will not misuse or disclose any of the Company’s confidential, proprietary, or trade secret information to any unauthorized party. Furthermore, Mr. Puskar will abide by Mylan’s external communication policy, such that in the event Mr. Puskar receives any media, financial community or other third-party inquiries regarding the Company, he will not respond (nor will he initiate any such contact) and will promptly notify the Company’s Global Public Affairs Department at 724.514.1968 or gpa@mylan.com.
     7. No Cooperation. Mr. Puskar agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as otherwise required by law. Mr. Puskar agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Mr. Puskar shall state no more than that he cannot provide counsel or assistance.
     8. Non-disparagement. Unless compelled to testify as a matter of law, Mr. Puskar agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its subsidiaries and affiliated companies, and/or any of its or their employees, officers, or directors, and/or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company. Mr. Puskar further agrees to refrain from any disparaging statements, including libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees, or may result in any adverse effect on the professional or personal reputation of any of the Releasees. Unless compelled to testify as a matter of law, the Company agrees not to permit its employees to make any disparaging statements about Mr. Puskar; provided, however, that Mr. Puskar acknowledges and agrees that the Company’s obligations under this Paragraph extend only to the Company’s current senior executive officers and only for so long as each of them is an employee of the Company.

     9. Breach. The Company reserves all legal and equitable rights, remedies and causes of action available to the Company to enforce the provisions of this Agreement. Mr. Puskar also acknowledges and agrees that Mr. Puskar’s compliance with Sections 5 through 8 of this Agreement and Section IX of the Retirement Benefit Agreement is of the essence. The Parties agree that if the Company proves in a court of law or in arbitration that Mr. Puskar breached or will breach any of these provisions, without limiting any other remedies available to the Company, the Company shall be entitled to an injunction restraining Mr. Puskar from any future or further breaches without regard to whether the Company can establish actual damages from Mr. Puskar’s breach. Any such individual breach or disclosure shall not excuse Mr. Puskar from his obligations hereunder, nor permit him to make additional disclosures.
     10. No Admission of Liability/Compromise. Mr. Puskar and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of the Company’s position on the one hand, and any and all actual or potential disputed claims by Mr. Puskar on the other. No action taken by the Company or Mr. Puskar hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Mr. Puskar of any fault or liability.
     11. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
     12. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Mr. Puskar’s service to the Company or the termination of said service (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises, however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 5 through 8 of this Agreement or Section IX (Non-Competition) of the Retirement Benefit Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute will be held in Pittsburgh, Pennsylvania, and the parties shall bear their own costs, expenses and counsel fees to the extent permitted by law. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Mr. Puskar and the Company expressly consent to the jurisdiction of any such arbitrator over them.
     13. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Mr.

Puskar or made on his behalf under the terms of this Agreement. Mr. Puskar agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Mr. Puskar further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Mr. Puskar’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
     14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Puskar represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     15. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     16. Attorneys’ Fees. Except as otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party no later than March 15 of the year following the year in which the legal action is resolved.
     17. Entire Agreement. This Agreement and the applicable provisions of the Retirement Benefit Agreement represent the entire agreement and understanding between the Company and Mr. Puskar concerning the subject matter of this Agreement and Mr. Puskar’s service to and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements and Mr. Puskar’s relationship with the Company.
     18. No Oral Modification. This Agreement may only be amended in a writing signed by Mr. Puskar and a duly authorized representative of the Company.
     19. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     20. Voluntary Execution of Agreement. Mr. Puskar understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Mr. Puskar acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement. Mr. Puskar has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 9/22/09	By	/s/ Milan Puskar
Milan Puskar, an individual

MYLAN INC.
Dated: 9/22/09	By	/s/ Joseph F. Haggerty
		Name:	Joseph F. Haggerty
		Title:	Senior Vice President and Global General Counsel

SCHEDULE A
RELEASE
          In exchange for the consideration contained in the Agreement entered into between Mylan Inc. (the “Company”) and Milan Puskar (“Mr. Puskar”) dated as of September 22, 2009 (the “Agreement”), Mr. Puskar agrees as follows:
          1. Release. Mr. Puskar, on behalf or himself and his heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily releases and forever discharges the Company, its subsidiaries, affiliates or divisions and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from any and all claims, complaints, charges, duties, obligations, demands, promises, agreements, damages, liabilities, controversies or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Puskar or his heirs, executors, administrators, successors or assigns ever had, now have, or hereafter can, shall or may have against any of the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time through the date Mr. Puskar executes this release (the “Release”).
     Mr. Puskar agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this Release does not extend to any obligations incurred under the Agreement or the Retirement Benefit Agreement between Mr. Puskar and the Company, any rights Mr. Puskar may have under any D&O insurance policy maintained by the Company or any obligations for indemnification or contribution. This release does not release claims that cannot be released as a matter of law.
          2. Unknown Claims. Mr. Puskar acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasees. Mr. Puskar, being aware of said principle, agrees to expressly waive any rights he may have to unknown claims, as well as under any other statute or common law principles of similar effect.
          3. Voluntary Execution of Release. Mr. Puskar executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Mr. Puskar acknowledges that: (a) he has read this Release; (b) he has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Release.

          4. No Pending Lawsuits; Future Lawsuits. Mr. Puskar represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.
          5. Choice of Law. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof.
          6. No Oral Modification. This Agreement may only be amended in a writing signed by Mr. Puskar and a duly authorized representative of the Company.
     IN WITNESS WHEREOF, Mr. Puskar has executed this Release on the date set forth below.

Dated:

Milan Puskar

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